Exhibit 21.1

The following is a listing of subsidiaries of US Concrete, Inc. as of March 4, 2014. All are wholly-owned unless otherwise indicated.

Entity Name	Jurisdiction of Incorporation

Alberta Investments, Inc.	Texas
Alliance Haulers, Inc.	Texas
American Concrete Products, Inc.	California
Atlas Redi-Mix, LLC	Texas
Atlas-Tuck Concrete, Inc.	Oklahoma
Beall Concrete Enterprises, LLC	Texas
Beall Industries, Inc.	Texas
Beall Investment Corporation, Inc.	Delaware
Beall Management, Inc.	Texas
Bode Concrete, LLC	California
Bode Gravel Co.	California
Breckenridge Ready Mix, Inc.	Texas
Central Concrete Supply Co., Inc.	California
Central Precast Concrete, Inc.	California
Concrete Acquisition IV, LLC	Delaware
Concrete Acquisition V, LLC	Delaware
Concrete Acquisition VI, LLC	Delaware
Concrete XXXIV Acquisition, Inc.	Delaware
Concrete XXXV Acquisition, Inc.	Delaware
Concrete XXXVI Acquisition, Inc.	Delaware
Eastern Concrete Materials, Inc.	New Jersey
Hamburg Quarry Limited Liability Company	New Jersey
Ingram Concrete, LLC	Texas
Kurtz Gravel Company. Inc.	Michigan
Local Concrete Supply & Equipment, LLC	Delaware
Master Mix, LLC	Delaware
Master Mix Concrete, LLC	New Jersey
MG, LLC	Maryland
NYC Concrete Materials, LLC	Delaware
Pebble Lane Associates, LLC	Delaware
Redi-Mix Concrete, LP	Texas
Redi-Mix, GP LLC	Texas
Redi-Mix, LLC	Texas
Riverside Materials, LLC	Delaware
San Diego Precast Concrete, Inc.	Delaware
Sierra Precast, Inc.	California
Smith Pre-Cast, Inc.	Delaware
Superior Concrete Materials, Inc.	Washington, DC
Titan Concrete Industries, Inc.	Delaware
USC Atlantic, Inc.	Delaware
USC Management Co., LLC	Delaware
USC Payroll, Inc.	Delaware
USC Technologies, Inc.	Delaware
U.S. Concrete On-Site, Inc.	Delaware
U.S. Concrete Texas Holdings, Inc.	Delaware